                    THE LATIN AMERICA INVESTMENT FUND, INC.

            OFFER TO PURCHASE FOR CASH UP TO 3,125,120 OF ITS ISSUED AND OUTSTANDING SHARES AT 95% OF NET ASSET VALUE PER SHARE

               THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON
                OCTOBER 20, 2000, UNLESS THE OFFER IS EXTENDED.

TO THE SHAREHOLDERS OF THE LATIN AMERICA INVESTMENT FUND, INC.:

    The Latin America Investment Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the "Fund"), is offering to purchase up to 3,125,120 of its issued and outstanding shares of Common Stock, par value $0.001 per share (the "Shares") prior to the merger transaction in which The Latin America Equity Fund, Inc. ("LAQ") will merge with and into the Fund. After the merger, the Fund, which technically will be the surviving corporation in the merger, will change its name to "The Latin America Equity Fund, Inc." and will adopt LAQ's investment objective and policies. The offer is conditioned upon the approval of the merger by shareholders of both funds and the satisfaction or waiver of all conditions to the consummation of the merger. The offer is for cash at a price equal to 95% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on the date the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at 5:00 P.M. Eastern Time on October 20, 2000, unless extended. The Shares are traded on the NYSE under the symbol "LAM". The NAV as of the close of the regular trading session of the NYSE on September 5, 2000 was $18.66 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Credit Suisse Asset Management--Investor Relations, by calling (800) 293-1232, or at www.cefsource.com, a website providing information for closed-end funds managed by CSAM. Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of EquiServe Trust Company, N.A. (the "Depositary") and Shareholders Communication Corporation (the "Information Agent"). The Fund has mailed materials for the Offer to record holders on or about September 8, 2000.

          THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 4.

                             IMPORTANT INFORMATION

    Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal (or a copy or facsimile thereof), provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or
(2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

    If you do not wish to tender your Shares, you need not take any action.

    NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR CREDIT SUISSE ASSET MANAGEMENT, LLC, THE FUND'S INVESTMENT ADVISOR ("CSAM"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR CSAM AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR CSAM. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

                         EQUISERVE TRUST COMPANY, N.A.,
                                   DEPOSITARY
                        TELEPHONE NUMBER: (800) 730-6001

            BY FIRST CLASS MAIL:                                 BY HAND:
                                                      Securities Transfer & Reporting
        EquiServe Trust Company, N.A.                         Services, Inc.
           Attn: Corporate Actions                   c/o EquiServe Trust Company, N.A.
                P.O. Box 9573                          100 William Street, Galleria
            Boston, MA 02205-9573                           New York, NY 10038

                                BY REGISTERED, CERTIFIED OR
                             EXPRESS MAIL OR OVERNIGHT COURIER:

                               EquiServe Trust Company, N.A.
                                  Attn: Corporate Actions
                                    40 Campanelli Drive
                                    Braintree, MA 02184

                    SHAREHOLDER COMMUNICATIONS CORPORATION,
                               INFORMATION AGENT
                        TELEPHONE NUMBER: (800) 498-2621

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
 SUMMARY TERM SHEET..........................................    4

      1.   Price; Number of Shares...........................    7

      2.   Background to the Offer...........................    7

      3.   Purpose of the Offer; Plans or Proposals of the
            Fund.............................................    8

      4.   Certain Conditions of the Offer...................    9

      5.   Procedures for Tendering Shares...................   10

           a. Proper Tender of Shares........................   10

           b. Signature Guarantees and Method of Delivery....   10

           c. Book-Entry Delivery............................   11

           d. Guaranteed Delivery............................   12

           e. Determinations of Validity.....................   12

           f. United States Federal Income Tax Withholding...   13

      6.   Withdrawal Rights.................................   13

      7.   Payment for Shares................................   13

      8.   Source and Amount of Funds........................   14

      9.   Price Range of Shares; Dividends/Distributions....   15

     10.   Selected Financial Information....................   15

     11.   Interest of Directors, Executive Officers and
            Certain Related Persons..........................   18

     12.   Certain Effects of the Offer and the Merger.......   18

     13.   Certain Information about the Fund................   19

     14.   Additional Information............................   19

     15.   Certain United States Federal Income Tax
            Consequences.....................................   19

     16.   Amendments; Extension of Tender Period;
            Termination......................................   21

     17.   Miscellaneous.....................................   21

                               SUMMARY TERM SHEET

               (Section references are to the Offer to Purchase)

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

WHAT IS THE TENDER OFFER?

- The Latin America Investment Fund, Inc. is offering to purchase up to 3,125,120 of its shares of Common Stock for cash at a price per share equal to 95% of the per share net asset value as of the close of the regular trading session of the NYSE on October 20, 2000 (or, if the offer is extended, on the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

WHY IS THE FUND MAKING THIS TENDER OFFER?

- In May 2000, the Board of Directors of the Fund, in recognition of the fact that the Fund's shares have traded at a discount to their net asset value and after considering analyses and advice from PaineWebber Incorporated, its financial advisor, determined that it was in the best interests of the Fund to initiate this tender offer prior to a merger transaction in which LAQ will merge with and into the Fund. After the merger, the Fund, which technically will be the surviving corporation in the merger, will change its name to "The Latin America Equity Fund, Inc." and will adopt LAQ's investment objective and policies. THE MERGER MUST BE APPROVED BY THE SHAREHOLDERS OF BOTH FUNDS AND ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER MUST BE SATISFIED OR WAIVED; IN THE EVENT THAT THE MERGER IS NOT SO APPROVED AND THOSE CONDITIONS ARE NOT SATISFIED OR WAIVED, THE FUND WILL NOT CONSUMMATE THIS TENDER OFFER. SEE SECTION 3.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

- The tender offer will expire at 5:00 P.M. Eastern Time on October 20, 2000, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 16.

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

-  As of September 5, 2000, the net asset value per share was $18.66. See
   Section 9 of the Offer to Purchase for details. During the pendency of the tender offer, current net asset value quotations can be obtained from Credit Suisse Asset Management--Investor Relations, by calling (800) 293-1232, or at www.cefsource.com.

WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

-  No one can accurately predict the net asset value at a future date.

HOW DO I TENDER MY SHARES?

- If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by EquiServe Trust Company, N.A., the Depositary, in proper form before 5:00 P.M. Eastern Time on October 20, 2000 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (E.G., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary. See Section 5.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

- Yes, you may withdraw your shares at any time prior to 5:00 P.M. Eastern Time on October 20, 2000 (or if the offer is extended, at any time prior to 5:00 P.M. Eastern Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after November 2, 2000. See Section 6.

HOW DO I WITHDRAW TENDERED SHARES?

- A written notice of withdrawal of tendered shares must be timely received by EquiServe Trust Company, N.A., which specifies the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to EquiServe Trust Company, N.A., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 6.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

-  No.

WHAT IF MORE THAN 3,125,120 SHARES ARE TENDERED (AND NOT TIMELY WITHDRAWN)?

- The Fund will purchase duly tendered shares from tendering shareholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each shareholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. The Fund's present intention, if the tender offer is oversubscribed, is not to purchase more than 3,125,120 shares. See
   Section 1.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE FUND SHARES I HOLD?

- Immediately following the tender offer, The Latin America Equity Fund will be merged into the Fund. After the merger, the Fund, which technically will be the surviving corporation in the merger, will change its name to "The Latin America Equity Fund, Inc." and will adopt LAQ's investment objective and policies.

DOES THE FUND INTEND TO CONDUCT ANOTHER SELF-TENDER OFFER?

- The Board of Directors of the Fund has approved the overall terms of a self-tender program that the Fund intends to launch in the calendar year 2001, which terms include the following: (i) the Fund will make a tender offer to acquire at least 15% of its outstanding shares during each calendar year of the program; and (ii) the per share purchase price will be at least 95% of the Fund's net asset value per share. The implementation of this program is conditioned on approval of the merger.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Yes. To finance the purchase of any tendered shares, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The Fund is authorized to borrow money for temporary or emergency purposes, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of assets to purchase shares in the tender offer, it intends to finance a portion of the offer through temporary borrowing. See
   Section 8.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

- It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about October 25, 2000. See Section 7.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

- For most shareholders, yes. All U.S. shareholders (other than tax-exempt shareholders) who sell shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See Section 15 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders. Please consult your tax advisor as well.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

- Yes, unless the merger between the Fund and The Latin America Equity Fund is not approved by the shareholders of both funds and all of the conditions to the merger are satisfied or waived, or unless certain other conditions described in Section 4 are not satisfied.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

- In addition to those circumstances described in Section 4 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

- Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Directors followed by notice of acceptance to EquiServe Trust Company, N.A. which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 7.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

-  None.

DOES MANAGEMENT ENCOURAGE SHAREHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

- No. Neither the Fund, its Board of Directors nor the Fund's investment advisor is making any recommendation to tender or not to tender shares in the tender offer. No director or officer of the Fund intends to tender shares. See Section 11.

HOW DO I OBTAIN INFORMATION?

- Questions and requests for assistance should be directed to Credit Suisse Asset Management--Investor Relations by calling (800) 293-1232, or at www.cefsource.com. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Shareholder Communications Corporation, the Information Agent for the tender offer, toll free at (800) 498-2621. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

    1. PRICE; NUMBER OF SHARES. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 3,125,120 of its issued and outstanding Shares that are properly tendered prior to 5:00 P.M. Eastern Time on October 20, 2000 (and not withdrawn in accordance with Section 6). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 4 and 16. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4. The later of October 20, 2000 or the latest date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be 95% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on September 5, 2000 was $18.66 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Credit Suisse Asset Management--Investor Relations, by calling (800) 293-1232, or at www.cefsource.com.

    The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

    If more than 3,125,120 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 6), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 3,125,120 Shares having been tendered.

    On September 5, 2000, there were 6,250,239 Shares issued and outstanding, and there were 463 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

    2. BACKGROUND TO THE OFFER. The Fund's shares have generally traded at a discount to their net asset value per share since shortly after its commencement of operations. The Board of Directors of the Fund (the "Board") has, over the years, discussed the significance of the existence of the discount to net asset value at which the Fund's shares have traded on the NYSE and the impact on shareholders of the discount. The Board has discussed and considered various alternative strategies to address the discount, including instituting share repurchases, combining with other funds, converting to an open-end format, or liquidating. The Board has, however, consistently concluded that it was in the best interests of the Fund and its shareholders to maintain the current closed-end format, because, in the view of the Board and of CSAM, the closed-end format is the most appropriate investment vehicle for participating in the Latin American equities markets. In CSAM's view, many attractive equity investment opportunities in Latin America have been and continue to be found in the small-capitalization and less liquid sectors of those markets. The Board believes that the long-term performance of the Fund supports this view.

    In October 1998, the Board engaged in a share repurchase program of up to 15% of the Fund's outstanding common stock. The Board authorized another share repurchase program for up to an additional 15% of the Fund's outstanding common stock in October 1999 after repurchasing the full amount of shares authorized under the first share repurchase program. Both share repurchase programs were intended to provide additional liquidity to those shareholders who elected to sell their shares and to enhance the net asset value of the shares held by shareholders who maintained their investment.

    During the past few years, the Fund has received several shareholder proposals expressing concern regarding the discount. In April 2000, the Fund and The Latin America Equity Fund included the following shareholder proposal from Walter S. Baer in their joint proxy statement in connection with the 2000 annual meeting of their respective shareholders:

    "RESOLVED: The shareholders request that, within sixty days, the Fund's Board of Directors present for shareholder approval a program that will permit shareholders to realize net asset value for their shares."

    Mr. Baer stated that shareholders of each fund had suffered from mediocre performance and the large discount from net asset value. Mr. Baer cited the following four programs in which shareholders could redeem shares at net asset value:

    -  commence an unlimited, one-time self tender offer at net asset value,

    -  convert the Fund to an open-end fund,

    -  merge the Fund with an open-end fund, or

    -  liquidate the Fund.

    The joint proxy statement of the Fund and The Latin America Equity Fund included each Board of Director's recommendation against Mr. Baer's proposal and an explanation of each Board of Director's reasons for such recommendation. At the meeting of each fund's shareholders on May 23, 2000, Mr. Baer's proposal was approved by a wide margin.

    On June 2, 2000, the Fund received the following proposal from Walter S. Baer for inclusion in the Fund's proxy statement for its next meeting of shareholders:

    "RESOLVED: The investment advisory agreement between Credit Suisse Asset Management (CSAM) and the Fund shall be promptly terminated unless, within 45 days after passage of this proposal, the Fund's Board of Directors presents for shareholder approval and supports a proposal to open-end the Fund or otherwise permit shareholders of the Fund to redeem their shares at Net Asset Value
(NAV)."

    The Fund has included the foregoing proposal in its proxy statement in connection with the special meeting of shareholders scheduled to be held on October 10, 2000 at which the shareholders will be asked to vote on a proposed merger transaction in which The Latin America Equity Fund will be merged with and into the Fund (the "Merger"). After the merger, the Fund, which technically will be the surviving corporation in the merger, will change its name to "The Latin America Equity Fund, Inc." and will adopt LAQ's investment objective and policies. Such proxy statement includes the Board's recommendation against Mr. Baer's proposal and an explanation of the Board's reasons for such recommendation. In summary, the Board believes that the combination of the Fund with The Latin America Equity Fund pursuant to the proposed Merger and the implementation by the Fund of a self-tender program (as further discussed in Item 3 below) following the Merger achieves a proper balance between the ability of the Fund to pursue its revised investment objective and the desire of certain shareholders to sell their shares at a price approximating net asset value.

    3. PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND. In the context of the Board's ongoing consideration of the impact of the market price discount on the Fund and its shareholders, the Board retained PaineWebber Incorporated to assist in this process and requested that PaineWebber evaluate possible alternatives that would address these concerns. The Board further requested that, in evaluating the possible alternatives, PaineWebber take into consideration the interests of all shareholders.

    The alternatives available to the Fund, including the full range of alternatives that has been reviewed in the past discussions of the discount issue, were considered at meetings of the Board held on February 8, 2000, April 6, 2000, May 8, 2000 and July 24, 2000. After consideration of these alternatives, PaineWebber proposed, and the Board has approved, a two-step transaction pursuant to which the Fund would first make a tender offer for up to 50% of its common stock and then, immediately following the tender offer, would consummate the Merger. The full Board, after consideration of the potential benefits of the Merger to the shareholders of the Fund and the expenses expected to be incurred by the Fund in connection with the Merger, has unanimously determined that:

    - the interests of the existing shareholders of the Fund will not be diluted as a result of the proposed Merger, and

    -  the proposed Merger is in the best interests of the Fund.

    Following consummation of the Merger, the Fund, which technically will be the surviving corporation in the merger, will change its name to "The Latin America Equity Fund, Inc." and will adopt LAQ's investment objective and policies. The Fund then intends to launch a self-tender program in the calendar year 2001 under the following terms: (i) The Fund will make a tender offer to acquire at least 15% of its outstanding shares during each calendar year of the program; and (ii) the per share purchase price will be at least 95% of The Fund's net asset value per share. While the precise terms of any self-tender following the Merger have not been fixed, the current expectation is that the self-tenders would not substantially exceed 15% of the Fund's outstanding shares on an annual basis. Implementation of the program is conditioned on approval and consummation of the Merger. The Board of Directors of the Fund has reserved the right to decide on the timing and the terms of specific tenders, subject to adherence to the terms described in the preceding sentence, and intends to continue the self-tender program indefinitely, subject to changes in economic or market conditions or other factors. For example, a sustained reduction in the market discount at which the Fund's shares are trading, a risk of material adverse tax consequences or a risk of the Fund becoming subject to delisting may lead the Fund's Board of Directors to conclude in the future that it is appropriate to suspend the self-tender program. In addition, the self-tender program is likely to reduce the Fund's asset levels over time. Absent substantial appreciation in the Fund's portfolio or opportunities to raise additional funds, this could lead to higher expense ratios, the absence of reasonable diversification of investment opportunities, or other factors that adversely affect the Fund and, possibly, the continued viability of the Fund as a closed-end fund. the Fund's Board of Directors will re-evaluate the program from time to time in light of its effects on the Fund.

    Except as set forth above and except as a consequence of the Merger with The Latin America Equity Fund, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in
(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the "1940 Act"); (f) any class of equity securities of the Fund to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act;
(i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

    4. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Fund will not purchase shares pursuant to the Offer if (a) the Merger is not approved by the shareholders of both the Fund and The Latin America Equity Fund; (b) any other condition to consummation of the Merger is not satisfied or waived; (c) the Fund would not be able to liquidate portfolio securities in an orderly manner and consistent with the Fund's investment objective and policies in order to purchase Shares tendered pursuant to the Offer; (d) there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board's judgment, the Offer or otherwise materially adversely affects the Fund, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or any foreign exchange on which portfolio securities of the Fund are traded, (iii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Fund, (iv) limitation which affects the Fund or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund, or (vi) other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased; or
(e) the Board determines that effecting the transaction would constitute a breach of their fiduciary duty owed the Fund or its shareholders. The Board may modify these conditions in light of experience.

    The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

    The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 16.

    5.  PROCEDURES FOR TENDERING SHARES.

        A. PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal (or a copy or facsimile thereof) bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth on the cover page of the Letter of Transmittal and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 5:00 P.M. Eastern Time on the Expiration Date, or (in lieu of the foregoing) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

        Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

        B. SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

        If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

        If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

        If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

        If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

        If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

        If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 7.

        C. BOOK-ENTRY DELIVERY. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 5:00 P.M. Eastern Time on the Expiration Date at one of its addresses set forth on page 2 of this Offer, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation,
    (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        D. GUARANTEED DELIVERY. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 5:00 P.M. Eastern Time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution; and

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 5:00 P.M. Eastern Time on the Expiration Date; and

        (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 P.M. Eastern Time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission to (781) 575-4826 or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

        THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause their Shares tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

        E. DETERMINATIONS OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

        NEITHER THE FUND, ITS BOARD OF DIRECTORS, CSAM, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

        F. UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent the imposition of a U.S. federal backup withholding tax equal to 31% of the gross payments made pursuant to the Offer, prior to such payments each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. shareholders) or Form W-8 (for non-U.S. shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See
    Section 15.

        Under certain circumstances (see Section 15), the Depositary will withhold a tax equal to 30% of the gross payments payable to a non-U.S. shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. shareholder from the 30% withholding tax.) For this purpose, a non-U.S. shareholder, is, in general, a shareholder that is not (i) a citizen or resident of the United States,
    (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "non-U.S. shareholder"). The Depositary will determine a shareholder's status as a non-U.S. shareholder and the shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A non-U.S. shareholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. See Section 15.

    6. WITHDRAWAL RIGHTS. At any time prior to 5:00 P.M. Eastern Time on October 20, 2000 (or if the offer is extended, at any time prior to 5:00 P.M. Eastern Time on the new expiration date), and, if the Shares have not by then been accepted for payment by the Fund, at any time after November 2, 2000, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

    To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on page 2 of this Offer. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at
(800) 730-6001, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

    All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 5 prior to 5:00 P.M. Eastern Time on the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

    NEITHER THE FUND, ITS BOARD OF DIRECTORS, CSAM, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

    7. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 6 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to shareholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances. Shares purchased in the Offer will be retired.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form) and (c) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 4.

    Any tendering shareholder or other payee who has not previously submitted a correct, completed and signed Form W-8 or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8 or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 15 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering non-U.S. shareholders.

    8. SOURCE AND AMOUNT OF FUNDS. The total cost to the Fund of purchasing 3,125,120 of its issued and outstanding Shares pursuant to the Offer would be $55,408,377 (based on a price per Share of $17.73, 95% of the NAV as of the close of the regular trading session of the NYSE on September 5, 2000). On September 5, 2000, the aggregate value of the Fund's net assets was $116,659,614.

    To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by CSAM, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements (including those applicable to the Fund upon the consummation of the Merger with LAQ and the adoption of LAQ's investment objective and policies). The Fund is authorized to borrow money for temporary or emergency purposes, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer, it intends to finance a portion of the Offer through temporary borrowing. The Fund and other investment companies or portfolios thereof advised by CSAM are parties to a $350 million committed, unsecured line of credit (the "Facility") with a syndicate of banks for which Deutsche Bank AG, New York Branch acts as the administrative agent, The Bank of Nova Scotia acts as syndication agent, BNP Paribas acts as documentation agent and State Street Bank and Trust Company acts as operations agent. The Facility is intended primarily to cover temporary or emergency needs of the Funds. Amounts drawn under the Facility bear interest at the overnight Federal Funds rate plus 50 basis points per annum. Any amounts drawn under the Facility will be repaid from the sale of the Fund's portfolio securities. The Fund may specify the term of the borrowing, up to 60 days, at the time the loan is drawn down. The amounts available to be drawn down by the Fund under the Facility will depend upon the level of borrowings by other funds that are parties to the Facility, and accordingly it is possible that the Fund may not be able to borrow under the Facility the amounts desired.

    Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents. As of September 5, 2000, cash and cash equivalents constituted approximately 0.94% of the Fund's total assets.

    Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction costs. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering shareholders whose Shares are accepted for purchase by the Fund, as well as those shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See
Section 12.

    9. PRICE RANGE OF SHARES; DIVIDENDS/DISTRIBUTIONS. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

                                              NET ASSET VALUE      MARKET PRICE
                                             -----------------   ----------------    DIVIDENDS/
FISCAL YEAR (ENDING DECEMBER 31)              HIGH       LOW      HIGH      LOW     DISTRIBUTIONS
--------------------------------             -------   -------   ------   -------   -------------
1998
  1st Quarter..............................  $18.37    $16.43    $15.00    $12.81      -$-
  2nd Quarter..............................   18.27     14.54     14.56     11.06      --
  3rd Quarter..............................   16.02      8.87     12.50      6.13      --
  4th Quarter..............................   13.13     10.53     10.06      7.25        0.45
1999
  1st Quarter..............................   13.00      9.62     10.13      7.13      --
  2nd Quarter..............................   15.52     13.06     13.00     10.13      --
  3rd Quarter..............................   14.81     13.31     11.44      9.81      --
  4th Quarter..............................   17.55     13.31     13.06      9.56        0.50
2000
  1st Quarter..............................   19.44     16.53     14.31     12.31      --
  2nd Quarter..............................   18.43     15.19     14.86     11.94      --
  3rd Quarter (through September 5,
   2000)...................................   18.88     17.58     16.00     15.81      --

    As of the close of business on September 5, 2000, the Fund's NAV was $18.66 per Share, and the high, low and closing prices per Share on the NYSE on that date were $15.81, $15.81 and $15.81, respectively. During the pendency of the Offer, current NAV quotations can be obtained by contacting Credit Suisse Asset Management--Investor Relations at (800) 293-1232, or at www.cefsource.com.

    The tendering of Shares, unless and until shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund. The Fund did not have distribution requirements for 1999 earnings. Prior to the consummation of the merger with The Latin America Equity Fund, the Fund intends to declare and pay a dividend equal to the Fund's undistributed net investment income earned in 2000, unless such amounts are immaterial.

    10. SELECTED FINANCIAL INFORMATION. The table below is intended to help you understand the financial performance of the Fund. This information is derived from financial and accounting records of the Fund.

    This information has been audited by PricewaterhouseCoopers LLP, the Fund's independent auditors, whose reports, along with the Fund's financial statements, are incorporated herein by reference and included in the Fund's Annual Reports to Shareholders. The Annual Reports may be obtained without charge, by writing to Shareholder Communications Corporation, 17 State Street, New York, New York 10004, or by calling (800) 403-7916.

--------------------------------------------------------------------------------
THE LATIN AMERICA INVESTMENT FUND, INC.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The following table includes per share operating performance data for a share of common stock outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for the Fund's shares.
--------------------------------------------------------------------------------

                                                 For the Fiscal Years Ended November 30,
                                          ------------------------------------------------------
                                            1999       1998      1997      1996         1995
                                          ---------  --------  --------  ---------  ------------
 PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period....    $11.49     $18.21    $19.07    $17.09       $20.18
                                          --------   --------  --------  --------     --------
Net investment income...................      0.59       0.43      0.11      0.28         0.19
Net realized and unrealized gain/(loss)
  on investments and foreign currency
  related transactions..................      5.44      (6.71)++     1.66     1.93       (3.09)
                                          --------   --------  --------  --------     --------
Net increase/(decrease) in net assets
  resulting from operations.............      6.03      (6.28)     1.77      2.21        (2.90)
                                          --------   --------  --------  --------     --------
Dividends and distributions to
  shareholders:
  Net investment income.................     (0.50)     (0.45)    (0.21)    (0.23)          --
  Net realized gain on investments and
    foreign currency related
    transactions........................        --         --     (2.42)       --        (0.19)
  In excess of net realized gains.......        --         --        --        --           --
                                          --------   --------  --------  --------     --------
Total dividends and distributions to
  shareholders..........................     (0.50)     (0.45)    (2.63)    (0.23)       (0.19)
                                          --------   --------  --------  --------     --------
Anti-dilutive impact due to capital
  shares repurchased....................      0.53       0.01        --        --           --
Dilutive impact due to capital share
  rights offering.......................        --         --        --        --           --
Net asset value, end of period..........    $17.55     $11.49    $18.21    $19.07       $17.09
                                          ========   ========  ========  ========     ========
Market value, end of period.............   $13.063     $8.188   $14.313   $15.750      $14.750
                                          ========   ========  ========  ========     ========
Total investment return(a)..............     65.69%    (39.56)%     8.21%     8.26%     (20.34)%
                                          ========   ========  ========  ========     ========
 RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000
  omitted)..............................  $115,584   $ 91,099  $143,358  $150,007     $134,290
Ratio of expenses to average net
  assets(c).............................      1.89%      2.39%     2.46%     1.70%        2.00%
Ratio of expenses to average net assets,
  excluding fee waivers.................      2.01%      2.51%     2.58%     1.82%        2.12%
Ratio of expenses to average net assets,
  excluding taxes.......................      1.85%      1.80%     1.68%       --         1.78%
Ratio of net investment income to
  average net assets....................      4.33%      2.91%     0.53%     1.47%        1.10%
Portfolio turnover rate.................    115.42%    172.62%   124.98%    50.21%       38.71%

------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                      For the Period
                                           For the Fiscal Years Ended November 30,    August 1, 1990*
                                          -----------------------------------------       through
                                            1994       1993       1992      1991     December 31, 1990
                                          ---------  ---------  --------  ---------  -----------------
 PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period....    $25.73     $25.36     $26.05    $14.24          $13.64**
                                          --------   --------   --------  --------         -------
Net investment income...................      0.09+      0.08       0.24      0.61            0.29
Net realized and unrealized gain/(loss)
  on investments and foreign currency
  related transactions..................      1.29      10.18       1.51     14.66            0.58
                                          --------   --------   --------  --------         -------
Net increase/(decrease) in net assets
  resulting from operations.............      1.38      10.26       1.75     15.27            0.87
                                          --------   --------   --------  --------         -------
Dividends and distributions to
  shareholders:
  Net investment income.................     (0.07)     (0.22)        --     (0.63)          (0.27)
  Net realized gain on investments and
    foreign currency related
    transactions........................     (4.33)     (8.61)     (2.44)    (2.83)             --
  In excess of net realized gains.......        --      (0.04)        --        --              --
                                          --------   --------   --------  --------         -------
Total dividends and distributions to
  shareholders..........................     (4.40)     (8.87)     (2.44)    (3.46)          (0.27)
                                          --------   --------   --------  --------         -------
Anti-dilutive impact due to capital
  shares repurchased....................        --         --         --        --              --
Dilutive impact due to capital share
  rights offering.......................     (2.53)     (1.02)        --        --              --
                                          --------   --------   --------  --------         -------
Net asset value, end of period..........    $20.18     $25.73     $25.36    $26.05          $14.24
                                          ========   ========   ========  ========         =======
Market value, end of period.............   $18.750    $31.500    $24.375   $26.500         $11.125
                                          ========   ========   ========  ========         =======
Total investment return(a)..............    (26.63)%    89.45%      2.35%   167.96%         (18.35)%
                                          ========   ========   ========  ========         =======
 RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000
  omitted)..............................  $156,673   $140,458   $102,259  $104,435         $57,081
Ratio of expenses to average net
  assets(c).............................      2.02%      2.06%      2.61%     2.30%           3.27%(b)
Ratio of expenses to average net assets,
  excluding fee waivers.................        --         --         --        --              --
Ratio of expenses to average net assets,
  excluding taxes.......................      1.72%        --       2.31%       --              --
Ratio of net investment income to
  average net assets....................      0.63%      1.45%      1.15%     2.85%           5.10%(b)
Portfolio turnover rate.................     77.81%     70.17%     55.40%    82.39%          52.49%
------------------------------------------------------------------------------------------------------

 *   Commencement of investment operations.
** Initial public offering price of $15.00 per share less underwriting discount of $1.05 per share and offering expenses of $0.31 per share.
 +   Based on average shares outstanding.
++ Includes a $0.05 per share decrease to the Fund's net asset value per share resulting from the dilutive impact of shares issued pursuant to the Fund's automatic dividend reinvestment program.
(a) Total investment return at market value is based on the changes in market price of a share during the period and assumes reinvestment of dividends and distributions, if any, at actual prices pursuant to the Fund's dividend reinvestment program. Total investment return does not reflect brokerage commissions or initial underwriting discounts and has not been annualized.
(b)  Annualized.
(c) Ratios reflect actual expenses incurred by the Fund. Amounts are net of fee waivers and inclusive of taxes.

--------------------------------------------------------------------------------

    11.  INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN RELATED
PERSONS. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters is required to be disclosed in proxy statements distributed to the Fund's shareholders in proxy statements distributed to the Fund's shareholders and filed with the Securities and Exchange Commission (the "SEC"). As of June 7, 2000, the Fund's only associate, President and Fellows of Harvard College, c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston MA 02210, beneficially owned 1,694,600 Shares, which represented a beneficial ownership of 25.7% of the Fund's shares. Neither the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or executive officers, has effected any transaction in Shares during the 60 days before the date hereof.

    On May 8, 2000, the Board unanimously approved a proposal by the directors who are not "interested persons" (as defined in the Investment Company Act of 1940) ('Non-interested Directors') to partially compensate Non-interested Directors in shares of the Fund. Under this new policy, the Non-interested Directors will receive 50% of their annual retainer in the form of shares purchased by the Fund in the open market. Paying directors' fees in shares is intended to align the interests of the Non-interested Directors with those of the Fund's shareholders.

    Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Based upon information provided or available to the Fund, no director or officer of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of shares pursuant to the Offer from any such person.

    12. CERTAIN EFFECTS OF THE OFFER AND THE MERGER. As a result of the consummation of the Offer and the Merger:

    - each share of common stock of LAQ will convert into an equivalent dollar amount (to the nearest one ten-thousandth of one cent) of full shares of common stock of the Fund, based on the net asset value per share of each Fund calculated at 4:00 pm on the Business Day (defined as any day on which the NYSE is open for trading) preceding the Effective Date,

    - each shareholder of LAQ will become a shareholder of the Fund and will receive, on the Effective Date, that number of full shares of common stock of the Fund having an aggregate net asset value (disregarding fractional shares) equal to the aggregate net asset value of such shareholder's shares held in LAQ as of the close of business on the Business Day preceding the Effective Date,

    - the Fund will not issue any fractional shares to LAQ shareholders. The Fund will purchase all fractional shares at the current net asset value of the shares and remit the cash proceeds to former LAQ shareholders, and

    - the Fund will change its name to "The Latin America Equity Fund, Inc." and, as described in greater detail below, will adopt LAQ's investment objective and policies.

    Each Fund seeks long-term capital appreciation as its objective. LAQ seeks its objective by investing primarily in Latin American equity securities. Currently, the Fund seeks its objective by investing primarily in Latin American debt and equity securities. Under normal conditions, LAQ invests substantially all, and at least 80%, of its total assets in Latin American equity securities, while the Fund invests substantially all, and at least 65%, of its total assets in Latin American debt and equity securities. Each of the foregoing investment objectives and investment policies is fundamental, and can only be changed with the approval of the holders of a majority of each Fund's outstanding voting securities as defined under the Investment Company Act. Although both Funds intend to focus their investments in marketable securities, LAQ may invest up to 10% of its assets in, and the Fund may invest up to 25% of its assets in, unlisted equity securities, including investments in new and early stage companies. LAQ may also invest up to 20% of its assets in corporate and government debt securities of Latin American issuers, including up to 15% of its assets in Sovereign Debt. The Fund may invest up to 30% of its assets in Sovereign Debt, which, like LAQ, it may hold and trade or convert into equity or other investments under the debt conversion programs of certain Latin American countries. Both Funds may also hold local currency-denominated debt securities of corporate and governmental issuers and securities deemed to be Temporary Investments.

    On July 24, 2000, the Fund's Board of Directors approved the adoption of LAQ's investment objective and investment policies subject to the consummation of the Merger and approval by the Fund's shareholders. The Merger is conditional on shareholder approval of this proposal.

    13. CERTAIN INFORMATION ABOUT THE FUND. The Fund is a Maryland corporation with its principal executive offices located at 466 Lexington Avenue, 16th Floor, New York, New York 10017 (telephone number (212) 875-3500). The Fund is a closed-end, non-diversified, management investment company organized as a Maryland corporation. As a closed-end investment company the Fund differs from an open-end investment company (I.E., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investments primarily in Latin American debt and equity securities. The Fund has been managed since its inception by CSAM, which was formerly known as BEA Associates, except that Salomon Brothers Asset Management Inc., or SBAM, manages the debt securities portfolio of the Fund.

    CSAM is a registered investment adviser under the Investment Advisers Act of 1940 with offices located at 466 Lexington Avenue, 16th Floor, New York, New York 10017 (telephone number (212) 875-3500). CSAM handles equity, balanced, fixed income, international and derivative based accounts. Portfolios include international and emerging market investments, common stocks, taxable and non-taxable bonds, options, futures and venture capital. CSAM manages money for corporate pension and profit-sharing funds, public pension funds, endowments and other charitable institutions and private individuals. CSAM--Americas currently manages approximately $68 billion in assets.

    SBAM is a registered investment adviser under the Investment Advisers Act of 1940 with offices located at Seven World Trade Center, New York, New York 10048. SBAM provides a broad range of fixed income and equity investment advisory services for its individual and institutional clients located around the world, and provides investment advisory services for registered investment companies. As of December 31, 1999, SBAM managed approximately $25.3 billion in assets.

    14. ADDITIONAL INFORMATION. An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

    15. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including applicable Treasury regulations and Internal Revenue Service rulings. Each shareholder should consult the shareholder's tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

    U.S. shareholders. It is anticipated that shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations, partnerships or other entities created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (collectively, "U.S. shareholders"), and who sell Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. shareholder at the time of sale as a capital asset and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. shareholder will be taxed at a maximum rate of 20% if the Shares have been held for more than one year at the time of their sale. This U.S. federal income tax treatment, however, is based on the expectation that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of tendering shareholders will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. shareholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. shareholder's allocable share of the Fund's current or accumulated earnings and profits, with the excess of the cash received over the portion so taxable constituting a non-taxable return of capital to the extent of the U.S. shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares depending on how long they were held by the U.S. shareholder. If cash received by a U.S. shareholder is taxable as a dividend, the shareholder's tax basis in the purchased Shares will be considered transferred to the remaining Shares held by the shareholder. In the case of a tendering U.S. shareholder that is a corporation treated as receiving a distribution from the Fund pursuant to the Offer, special basis adjustments may also be applicable with respect to any Shares of such a U.S. shareholder not purchased pursuant to the Offer.

    Under the "wash sale" rules under the Internal Revenue Code of 1986, as amended, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. shareholder acquires Shares within 30 days before or after the date the Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

    The Depositary may be required to withhold 31% of the gross proceeds paid to a U.S. shareholder or other payee pursuant to the Offer unless either: (a) the U.S. shareholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. shareholder's employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. shareholder is exempt from backup withholding, (ii) the U.S. shareholder has not been notified by the Internal Revenue Service that the U.S. shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the Internal Revenue Service has notified the U.S. shareholder that the U.S. shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. shareholders.

    NON-U.S. SHAREHOLDERS. The U.S. federal income taxation of a non-U.S. shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is "effectively connected" with a trade or business carried on in the U.S. by the non-U.S. shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for U.S. shareholders, it gives rise to gain or loss, any gain realized by a non-U.S. shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the non-U.S. shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, U.S. shareholders are deemed to receive a distribution from the Fund with respect to Shares they tender, the cash received by a tendering non-U.S. shareholder will also be treated for U.S. tax purposes as a distribution by the Fund, with the cash then being characterized in the same manner as described above for U.S. shareholders. In such an event, the portion of the distribution treated as a dividend to the non-U.S. shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a non-U.S. shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. shareholder.

    Non-U.S. shareholders should provide the Depositary with a completed Form W-8 in order to avoid 31% backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved. A copy of Form W-8 is provided with the Letter of Transmittal for non-U.S. shareholders.

    16. AMENDMENTS; EXTENSION OF TENDER PERIOD; TERMINATION. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-1(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

    Except to the extent required by applicable law (including
Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated to, or elects to, extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be equal to 95% of the per Share NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date as extended. No Shares will be accepted for payment until on or after the new Expiration Date.

    17. MISCELLANEOUS. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

September 8, 2000    THE LATIN AMERICA INVESTMENT FUND, INC.